Exhibit 10.1

March 17, 2026

Mr. Luan Pham

356 Rellegra Street

Las Vegas, Nevada 83198

RE: Offer Letter - President of Byrna Technologies Inc.

Dear Luan:

On behalf of the Board of Directors (the “Board”) of Byrna Technologies Inc., a Delaware corporation (the “Company” or “Byrna”), I am pleased to confirm the Company’s offer to promote you from your current position as Chief Revenue and Marketing Officer to the position of President of the Company, subject to the terms and conditions set forth in this letter (this “Offer Letter”). Your contributions to Byrna have been instrumental in our growth, and we are enthusiastic about the expanded role you will play in leading the Company’s continued success and long-term value creation.

All equity-based awards, severance benefits, and long-term incentive arrangements described in this Offer Letter are subject to final approval by the Board and/or the Compensation Committee of the Board (the “Compensation Committee”), as applicable, and subject to the execution of applicable plan documents, award agreements, and participation agreements.

1. Position; Duties; Reporting

You will serve as President of the Company, reporting to the Chief Executive Officer. In this role, you will have responsibility for the management, strategy, and performance of the Company as assigned by the Chief Executive Officer from time to time, and such other duties consistent with your position. Your principal work location will be Byrna’s office located at 4350 Arville Street, Suite 220, Las Vegas, Nevada, subject to reasonable and customary travel, including regular travel to other Company locations, as required in connection with your duties.

2. Start Date

Your transition into the role of President will be effective as of March 17, 2026 (the “Start Date”), at which time the terms set forth in this Offer Letter will supersede and replace the terms of your prior employment arrangement with the Company.

3. Base Salary

You will receive an initial base salary of $380,000 per annum, payable in accordance with the Company’s regular payroll practices and subject to applicable tax withholdings, effective as of the Start Date. Your base salary will be reviewed annually by the Compensation Committee, and any adjustment will be made in the sole discretion of the Compensation Committee.

4. Annual Cash Incentive

You will be eligible to participate in the Company’s short-term incentive (“STI”) program, as in effect from time to time. Your initial STI target will be equal to 80% of your base salary (i.e., $304,000), resulting in total target annual cash compensation of $684,000, based on the achievement of individual and Company performance objectives established by the Compensation Committee. Actual incentive cash awarded may exceed the target amount if qualifying scorecard metrics and goals established by the Compensation Committee are met.

No STI award shall be deemed earned, vested, or payable unless and until it is approved by the Compensation Committee and paid, and except as expressly provided under the Executive Severance Plan. You must be actively employed on the applicable payment date to earn and receive any STI award. If your employment is terminated by the Company without Cause or by you for Good Reason before the end of a performance period, you will remain eligible to receive an STI award for such performance period equal to a pro rata share of your annual target STI, subject to Compensation Committee approval. The Compensation Committee reserves the right to modify, suspend, or discontinue any STI program at any time.

5. Long-Term Incentive Program and Equity Compensation

You will be eligible to participate in the Company’s Long-Term Incentive Program (“LTIP”), as established and administered by the Compensation Committee from time to time. The LTIP is intended to align executive compensation with sustained long-term stockholder value creation.

All equity awards are subject to approval by the Compensation Committee and will be governed exclusively by the Company’s Amended and Restated 2020 Equity Incentive Plan, the LTIP, and the applicable award agreements, each as may be in effect and amended from time to time. This Offer Letter does not constitute, and shall not be deemed to be, an equity award agreement or to amend or modify the terms of any equity plan or award agreement.

(a) Annual LTIP Equity Grant – 2026

Subject to final Compensation Committee approval and pursuant to the LTIP and the Company’s Amended and Restated 2020 Equity Incentive Plan, you will receive a 2026 annual long-term incentive equity grant with a target grant-date value of not less than $380,000 (equal to your base salary), with the grant date being the date of the Compensation Committee’s March 2026 meeting at which such awards are approved. The grant will be comprised of:

•

50% time-vested restricted stock units (“RSUs”), representing 50% of the grant, vesting in equal annual installments on the first, second, and third anniversaries of the grant date, subject to your continued service through each vesting date; and

•

50% performance-based restricted stock units (“PSUs”), representing 50% of the grant, with vesting determined based on achievement of pre-established performance goals approved by the Compensation Committee, and conditioned upon continued service through the applicable vesting date, as set forth in the applicable award agreement.

The number of shares subject to each award will be determined as of the grant date based on the closing price of the Company’s common stock on the grant date as reported by Nasdaq, as determined by the Compensation Committee. The equity award will be evidenced in an executed written equity award agreement (which also may be in electronic format). The Compensation Committee shall have sole discretion to determine the valuation methodology, performance metrics, vesting conditions, and any adjustments required to reflect stock splits, dividends, recapitalizations, mergers, or similar corporate transactions, in accordance with the applicable equity plan.

Based on the foregoing, for illustrative purposes only, your total target annual compensation for 2026 (excluding the promotion retention equity award described in Section 5(b) below) is $1,064,000 or greater.

(b) Promotion Retention Equity Award

Subject to final Compensation Committee approval and pursuant to the Company’s Amended and Restated 2020 Equity Incentive Plan, the LTIP, and the applicable award agreement, you will receive a promotion retention equity award consisting of 20,810 restricted stock units in the aggregate (the “Retention Award”) with the grant date of the Retention Award being the Start Date. The Retention Award will be comprised of:

•	Time-Based RSUs. 10,405 time-based RSUs, which will vest in full on the one-year anniversary of the grant date, subject to your continued employment through such vesting date.
•

Performance-Based PSUs. 10,405 performance-based PSUs, which will cliff vest on the one-year anniversary of the grant date, subject to (i) your continued employment through such vesting date and (ii) satisfaction of a performance condition requiring that the volume-weighted average price (“VWAP”) of the Company’s common stock over the final ninety (90) calendar days of the one-year performance period equals or exceeds 125% of the closing price of the Company’s common stock on March 16, 2026 (representing a 25% increase). If the performance condition is not satisfied on the vesting date, the PSUs will be forfeited in their entirety, with no partial vesting.

Notwithstanding the foregoing, in the event your employment is terminated by the Company without Cause or by you for Good Reason during the twelve (12) months following the date of the Retention Award grant, both the time-based and performance-based vesting conditions of the Retention Award shall be deemed satisfied, and all shares subject to the Retention Award shall vest in full as of the date of such termination.

For avoidance of doubt, all shares subject to the Retention Award will be forfeited if the applicable performance condition is not satisfied for the final ninety (90)-day measurement period and no qualifying termination event has occurred.

(c) Share Ownership Guidelines

You will be subject to the Company’s executive share ownership guidelines, which currently require the President to own Company equity with a value equal to one (1) times your base salary by September 4, 2030. Unvested RSUs will count toward satisfaction of the guideline; unvested PSUs will not.

The Compensation Committee retains full discretion to interpret, enforce, amend, or grant temporary exceptions to the share ownership guidelines.

6. Executive Severance Plan Participation

You will continue to be eligible to participate in the Byrna Technologies Inc. Executive Severance Plan, as may be amended from time to time (the “Severance Plan”), as a Tier 2 participant, subject to approval by the Compensation Committee and execution of a separate participation agreement (the “Participation Agreement”).

Your eligibility for, and receipt of, severance benefits will be governed exclusively by the terms of the Severance Plan and your Participation Agreement, including the requirement that you execute a release of claims. This Offer Letter does not itself create any severance rights.

Under the Severance Plan, and subject to its terms and conditions:

•	Non-Change in Control: Cash severance equal to 1.0x base salary and continued health benefits for twelve (12) months.
•

Change in Control: Cash severance equal to 1.5x the sum of base salary and target bonus, paid in a lump sum; continued health benefits for eighteen (18) months (paid as a lump sum); and full acceleration of all outstanding equity awards, with performance-based awards deemed achieved at target levels.

•

Section 280G: All severance benefits shall be subject to a “best net benefit” cutback provision. Payments will be reduced only if doing so would result in a greater after-tax benefit to you, as determined under Section 280G of the Internal Revenue Code.

In addition to the foregoing, in the event your employment is terminated by the Company without Cause or by you for Good Reason during the first year following your Start Date, other than following a Change in Control under the Severance Plan, you will be entitled to receive, in addition to all other compensation to which you are entitled, a cash payment equal to your pro rata target STI award for the portion of the performance year during which you were employed by the Company.

In the event of any inconsistency, the Severance Plan and Participation Agreement will control. The terms “Change in Control,” “Good Reason,” and “Cause” shall have the meanings set forth exclusively in the Severance Plan and/or applicable equity plans, and not any colloquial or securities-law meaning.

7. Benefits

You will be eligible to participate in the Company’s employee benefit plans and programs, including medical, dental, vision, and other welfare benefits, on the same basis as other senior executives, subject to the terms of the applicable plans. All benefits are subject to modification or termination at the Company’s discretion.

8. Paid Time Off

You will be eligible to participate in the Company’s unlimited paid time off program, subject to Company policy and business needs.

9. Policies; Compliance

As a senior executive of a publicly traded company, you will be required to comply with the Company’s Code of Business Conduct and Ethics, Insider Trading Policy, stock ownership guidelines, Clawback Policy, and all other applicable corporate policies, as may be amended from time to time. You will be required to pre-clear all transactions in Company securities, other covered securities, and entry into any 10b5-1 plans. You also will be subject to Section 16 reporting obligations and similar reporting obligations set by Canadian securities regulatory authorities.

10. At-Will Employment

Your employment with the Company will be at will, meaning that either you or the Company may terminate the employment relationship at any time, with or without cause or notice, subject to any severance rights that may arise under the Severance Plan. No other document, plan, or policy alters the at-will nature of your employment. Nothing in this Offer Letter creates a contract of employment for any definite term.

11. Confidentiality; Restrictive Covenants; Cooperation

As a condition of your continued employment in this role, you will be required to execute the Company's standard confidentiality, invention assignment, and restrictive covenant agreements, if you have not already done so.

In consideration of your promotion to President, the Retention Award, and the compensation adjustments set forth herein, you agree that during your employment and for a period of one (1) year following the termination of your employment for any reason (the "Restricted Period"), you will not, directly or indirectly: (i) own, manage, operate, control, be employed by, provide services to, participate in, or be connected in any material respect with any person or entity, but only to the extent that such person or entity engages in the design, development, manufacture, marketing, or sale of non-lethal weapons or personal safety products that are competitive with the Company’s products or product lines as conducted or offered as of the date of your separation, and only in a capacity in which Employee would be involved with, or provide services relating to, such competitive products or product lines; (ii) solicit, induce, or attempt to induce any employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company; or (iii) solicit, divert, or attempt to divert any customer, client, distributor, or vendor of the Company with whom you had material contact during your employment. The geographic scope of the non-compete restriction in clause (i) shall be limited to the United States, Canada, and any other jurisdiction in which the Company derives material revenue as of the date of your separation.

You acknowledge that the restrictions set forth in this Section are reasonable and necessary to protect the Company's legitimate business interests, including its confidential information, customer relationships, and goodwill, and that any breach of these restrictions would cause irreparable harm to the Company for which monetary damages would be an inadequate remedy. The Company shall be entitled to seek injunctive or other equitable relief to enforce these restrictions without the requirement of posting a bond.

Following termination of your employment, you agree to reasonably cooperate with the Company, upon reasonable request, in connection with matters relating to your period of employment, provided that such cooperation does not unreasonably interfere with your subsequent employment or other professional activities.

12. Section 409A

This Offer Letter and any payments or benefits referenced herein are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code. The Company makes no guarantee regarding the tax treatment of any payment or benefit, and any payments subject to Section 409A will be made only in compliance with its requirements, including any applicable six-month delay.

13. Governing Law

This Offer Letter will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.

14. Entire Agreement; Successors

This Offer Letter, together with the Severance Plan, your Participation Agreement, the applicable equity award agreements, the LTIP, and the Company’s other written compensation and benefit plans and policies applicable to you, constitutes the entire agreement between you and the Company with respect to your promotion, position, compensation, benefits, and other terms and conditions of employment addressed herein, and supersedes all prior and contemporaneous oral and written discussions, understandings, arrangements, offer letters, and employment-related agreements between you and the Company relating to such subject matter.

Notwithstanding the foregoing, any confidentiality, proprietary information, trade secrets, invention assignment, non-disclosure, non-solicitation, non-competition, employee raiding, non-interference, and similar restrictive covenant obligations previously executed by you in favor of the Company (collectively, the “Prior Restrictive Covenant Agreements”) shall remain in full force and effect, except solely to the extent expressly superseded by Section 11 of this Offer Letter.

Without limiting the foregoing, Section 11 of this Offer Letter is intended to supersede and replace any inconsistent restrictive covenant provisions contained in any Prior Restrictive Covenant Agreements solely with respect to the duration, scope, geographic reach, restricted activities, restricted parties, and post-employment cooperation obligations expressly addressed in Section 11. In all other respects, the Prior Restrictive Covenant Agreements shall remain unchanged and fully enforceable, including any provisions addressing confidentiality, protection of trade secrets or other proprietary information, ownership or assignment of inventions, return of Company property, notice requirements, available remedies, tolling, severability, reformation, and survival, to the extent not inconsistent with Section 11. If there is a direct conflict between Section 11 of this Offer Letter and a Prior Restrictive Covenant Agreement on the same subject, Section 11 shall control, and only the conflicting provision of the Prior Restrictive Covenant Agreement shall be deemed modified to the minimum extent necessary to give effect to Section 11.

You acknowledge that you have not relied on any representations or statements not expressly set forth in this Offer Letter or in the written agreements expressly referenced herein. You further acknowledge that the Company may disclose this Offer Letter and related compensation arrangements to the extent required by applicable law, stock exchange rule, or securities filing requirement.

The headings in this Offer Letter are for convenience only and shall not affect the interpretation of this Offer Letter. This Offer Letter shall be binding upon and inure to the benefit of the Company and its successors and permitted assigns, and, to the extent applicable, shall be enforceable by any successor to the Company’s business or assets.

15. Counterparts and Electronic Execution

This Offer Letter may be executed in counterparts, including by electronic signature, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

If you accept this offer, please sign and return this Offer Letter by March 18, 2026. This offer will automatically expire if not accepted by that date. Acceptance may be made by electronic signature.

This offer and any related discussions are non-binding and create no obligation on either party unless and until the Board of Directors signs this offer on behalf of Byrna, and the offer is executed by you. The effective date shall be the Start Date.

We look forward to your continued contributions to Byrna in this expanded role and to building long-term stockholder value together.

Sincerely, Byrna Technologies, Inc. By: ___________________________ Name: Conn Davis Title: CEO

Accepted and Agreed:

By: ___________________________

Name: Luan Pham

Title: President